ARTICLES OF ASSOCIATION OF
               CONSTRUCCIONES Y REPRESENTACIONES INDUSTRIALES, S A


Article 1

The company will continue to be called "Construcciones y Representaciones Industriales, S.A.".

Article 2

The  company's   objects  are  the  construction,   installation,   development,
production  and  subsequent   distribution  of  electrical  energy  .  The  said
activities can be carried out indirectly, totally or in part, through participation in other companies with similar or identical objects.

Article 3

The registered office of the company is situated in Madrid, Paseo de la Castellana, 23, Esc. I, Planta 1a. The Board of Directors is empowered to change the company's registered office within the same municipal area, as well as the opening, closure or movement of branches to any location in the country.

Article 4

The duration of the company is indefinite and will cease by agreement of the Extraordinary Shareholders' Meeting and according to the provisions of the current mercantile legislation.

Article 5

The share capital is fixed at Ptas. 36,000,000 (thirty-six million pesetas) divided into 90,000 (ninety thousand) bearer shares, of the same class and series, with a nominal value of Ptas. 400 (four hundred pesetas) each, numbered consecutively from 1 to 43,000, both inclusive, totally subscribed and paid up. The representative titles of the shares can be multiple titles.

Article 6

The shares in which the company capital have been divided will be cut in books containing at least that which is required by law and each one will be signed by the Managing Director of the company whose signature will be reproduced by mechanical means and will be contain the company stamp.

Article 7

The shares will be indivisible from the Company, which does not recognise more than one owner for each share. The joint owners of one share must be represented in respect of company matters by only one person.

Article 8

The possession of one or more shares requires adherence to the company's Articles of Association as well as to the resolutions arising from the shareholders' meetings or the meetings of the Board of Directors which have been legally constituted and without prejudice to their right to object and, in such case, the right to separate from the company.

For all legal and judicial matters the shareholders will be considered to be domiciled in Madrid and subject to the jurisdiction of their Courts with observance, in such case, to the jurisdiction specified in law.


Article 9

The shareholders, constituted at a General Meeting, will decide by majority those matters within the competence of the meeting.

All shareholders, including the dissenters and those not present at the meeting, will be bound by the resolutions of the shareholders' meeting without prejudice to their right in law to oppose those resolutions.

The Ordinary Shareholders' Meeting must take place within the first six months of each accounting year, to review the company's business, to adopt, if appropriate, the accounts of the previous year and resolve the distribution of the profits.

All meetings not included within the specifications of the previous paragraph will be considered to be Extraordinary Shareholders' Meetings.

The General Meeting convened as an ordinary meeting will be empowered to discuss and make decisions on any matter within its competence included in the notice and provided that any legal requirements are adhered to.

The General Meeting will be held at the company's registered office and on the date indicated in the notice with an option to extend its meeting to one or more days hence. The Universal General Meeting, which requires the attendance of all shareholders, may be held at any location.

Article 10

The Ordinary or Extraordinary General Meetings at the first or second calling, or in both, being at least 24 hours apart, will be announced in the BORME and in one of the province's newspapers with a high circulation rate at least 15 days before the date fixed for the meeting stating the date of the meeting and all matters to be discussed within it.

For any other matter, the notice will conform to the requirements set out in law.

To validly constitute a Universal Meeting according to the provisions of Article 99 of the law the share capital present at the meeting must, if the resolutions arising from the matters under discussion are to be legally constituted, possess the required powers to make such a decision and in the case of a representative being present in place of a shareholder, they must have proper written authority from the said shareholder and understanding of the matters to be discussed in the meeting before any decision can be adopted.

The Board of Directors will call the Ordinary and Extraordinary Meetings within the legal time when they deem it appropriate or when shareholders who hold at least five percent of the share capital request it and having had regard to all the appropriate requirements in law.

The notice will proceed according to the law.

Article 11

The General Meeting, whether Ordinary or Extraordinary, will be validly constituted at the first calling when the shareholders present or represented possess at least twenty-five per cent of the subscribed capital with the right to vote.

At the second calling the meeting will be validly constituted whatever the represented share capital might be.

Article 12

The legal right to attend the meeting and any document which represents that right shall conform to the law.

The spouse, descendent or older relative of a shareholder may represent the said shareholder at the General Meeting through powers which are granted in general terms; such powers would also be applied to any other representative of the said shareholder even if specific mention is not made as to their powers to assist as long as the representative can prove that those powers are valid, in accordance with Article 1.280 of the Civil Code.

The right to obtain information may be exercised according to the law.

Article 13

The General Meeting will be chaired by the President of the Board of Directors assisted in each case by a Secretary nominated by the shareholders present at the meeting, without prejudice to the certified and executive powers that correspond to the said meeting.

In case of absence, the President or Secretary will be appointed from among the shareholders present at the meeting.

The decision will be understood to have been adopted when the majority of the present or represented capital at the meeting vote in favour of that proposed by the President.

As an exception, when the proposed resolution refers to the issue of debentures, the increase or decrease of share capital, the transformation, merger of sub-division of the company or any other modification to the Articles of Association and the meeting has been constituted with present or represented shareholders who represent less than fifty per cent of the subscribed capital and with the right to vote, the resolution will be formally adopted if there is a favourable vote of two-thirds of the present or represented share capital at the meeting.

Article 14

The Minutes of the Meeting, drawn up in accordance with the legal requirements, may be approved by the meeting itself at its conclusion or otherwise by the President and two auditors, one representing the majority and the other the minority, within fifteen days from the said meeting.

The notarised Minutes must conform to the provisions set out in law.

Article 15

The Secretary of the Board of Directors has the power to certify the Minutes which contain the resolutions of the meeting.

Article 16

The adoption of the resolutions and the drawing up of the corresponding deed can be executed by anyone empowered to certify, according to the provisions set out in the previous Article, and whose written appointment is current or who is acting by proxy with powers conferred by the Board of Directors.

The adoption of the resolutions and the drawing up of the corresponding deed will be undertaken by using as a base the Minutes or Minute Book, by notarised testimony of the same, certification of the resolutions or by authorised copy of the notarised Minutes in each case.

Article 17 - BOARD OF DIRECTORS

The management, administration and representation of the company for legal or other purposes and in all matters within the Company Objects are the responsibility of the Board of Directors acting jointly and without prejudice to the delegation and powers that the Board can confer.

COMPOSITION AND APPOINTMENT OF DIRECTORS - The Board of Directors will comprise three Directors, who are not required to be shareholders except in the case of a provisional appointment by "cooptacion" effected by the Board itself according to the provisions of Article 138 of the Consolidated Text.

DURATION OF OFFICE - The Directors will be appointed for a five year term but can be re-elected by the Board one or more times and for periods of the same duration.

Article 18 - MEETINGS OF THE BOARD OF DIRECTORS.  AGREEMENT ADOPTION

The Board of Directors will meet when the Company's interests so require and of necessity within the first month of each financial year to draw up the accounts from the previous financial year and to produce a management report, and whenever a General Meeting has to be called. The meeting of the Board of Directors must also take place, by necessity, at least once every three months.

An absolute majority of the Directors present at the meeting is required for the adoption of a resolution. Voting in writing without attending will only be accepted if no Director opposes such a procedure.

Article 19 - POWERS OF THE BOARD OF DIRECTORS

The representation of the Board of Directors will extend to all matters included within the company objects and all that attaches thereto and in general the representation of the Company in legal proceedings and other matters that correspond to the Board, with full powers to contract and fulfil all types of obligatory acts and business of ordinary or extraordinary administration and exerting rigorous control with respect to all kinds of assets, property, securities and commercial documents. Therefore, and merely as an example, the powers of the Board of Directors will include the following:

(a) To represent the Company in all matters, acts and any matter of a mercantile, civil, administrative, judicial or of any other nature, without prejudice to the delegations and powers set out in these Articles or conferred on the Board of Directors itself or in the execution of its duties.

(b)  To manage and administer the company business.

(b)  To agree all manner of acts,  matters of legal disposal and  administration
     including   the   constitution,   acquisition,   transfer,   deferment  and
     termination of all classes of contracts.

(c)  To collect and pay by any means whatever sum is due or owed to the Company.

(d) To sign, lease, endorse, accept, guarantee, pay, collect, negotiate and audit bills of exchange and other transfer documents, to formulate the accounts, request notes for default of acceptance and payment.

(e) To manage the company and to act on behalf of the Company in all classes of contracts and financial and banking operations, to open, maintain and cancel deposit, current or any other form of account and terminate loan contracts, to open credit accounts, modify, extend, renew and cancel the same, to transfer funds using whatever form of transfer document or other procedure for the movement of money, to approve balances, to compensate accounts, to effect and cancel guarantees.

(f) To acquire and transmit by any means, credits, public debts, mortgage titles, notes, obligations, bonds, company shares, shares in Collective Investment Institutions and, in general, value titles, mercantile matters and public or private financial and monetary assets; to acquire or to transmit the same with retrocession agreement; to tax, administer and look after the same; to effect collections and payments by account of the principal, dividends, interest or returns; to depose their conversion, exchange, stamped or amortized; exercise rights of acquisition or preferential subscription, acquire or transmit the same; accept or exercise option rights.

(g) To exercise all manner of claims, exceptions, oppositions and appeals by any means, as well as to waive, compromise or submit one or other to arbitration of right or equity.

(h) To propose, appoint, and dismiss employees of the Company, assigning to them duties, salaries and bonuses and other suitable employment conditions, and drawing up employment contracts accordingly.

(i) To confer powers of all kinds, including the power to act for others who have conferred the said power to act upon the Company where it deems appropriate.

It is reiterated that the above list is not exhaustive, acting merely as an example and it is understood that the Board of Directors will have all those powers that are not reserved exclusively for the General Meeting.

Article 20 - REMUNERATION OF THE DIRECTORS

The members of the Board of Directors will have the right to claim expenses in the sum of 87.167 pesetas for each attendance at a Board Meeting, or the larger sum which can be claimed as expenses incurred whilst in the performance of his duty.

Article 21

The financial year will coincide with the official calendar year and will close on 31st December.

Article 22

The annual accounts and management report, as well as where applicable the auditor's review, will conform to the legal requirements and will be filed in the Mercantile Register.

No later than three months after the financial year end the Board of Directors will formulate and sign the annual accounts and the remaining documents hereinbefore indicated and should the accounts not be signed, the reason for that omission must be given.

The shareholders will have the right to obtain a copy of the documents hereinbefore referred to and in general those submitted to the Board for approval, as well as the auditor's report. This right must be indicated in the notice.

Article 23

Any alteration to the Articles of Association, increase or reduction of the share capital, issue of bonds, transformation, merger or sub-division of the Company, and dissolution and liquidation must conform with the legal and statutory requirements in each case.

The resolutions relating to individual and concrete actions which are not included in the company's objects will be justified if they accord with the provisions of Articles 103 and 144 of the law; however the dissenters and represented shareholders maintain the right to oppose them. Such a resolution will not require statutory modification.

Article 25

The Board of Directors will serve as the liquidator.

Article 26

Where not expressly stated the regulations of the Private Limited Company, Commercial Code and Mercantile Register Regulations will apply.

Also, the regulations conforming with the principles of the Mercantile Register will apply, being supplemental to the clauses and paragraphs herein but which have not been included due to the limited nature of these Articles.


Madrid, 23 December 1992
Modified:  20 September 1996